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                                                                                  OMB APPROVAL
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                            UNITED STATES                                OMB Number           3235-0145
                   SECURITIES AND EXCHANGE COMMISSION                    Expires:     November 30, 1999
                         WASHINGTON, D.C. 20549                          Estimated average burden
                                                                         hours per response       14.90
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                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                               PROTHERICS PLC(1)
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                          (Title of Class Securities)

                                 Not applicable
                    ---------------------------------------
                                 (CUSIP Number)

-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(1) Under Rule 12g-3 of the Act, Protherics PLC is the successor issuer to Therapeutic Antibodies Inc. pursuant to a merger between a subsidiary of Proteus International plc and Therapeutic Antibodies Inc. effective September 15, 1999.



   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 4 pages
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CUSIP NO.  NOT APPLICABLE

------------------------------------------------------------------------------

   1.      Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           NOMURA INTERNATIONAL P1C
------------------------------------------------------------------------------

   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)
------------------------------------------------------------------------------

   3.      SEC Use Only
------------------------------------------------------------------------------

   4.      Citizenship or Place of Organization  JAPAN
------------------------------------------------------------------------------

Number of               5.     Sole Voting Power  18,255,622
Shares Bene-      ------------------------------------------------------------
ficially by             6.     Shared Voting Power  NOT APPLICABLE
Owned by Each     ------------------------------------------------------------
Reporting               7.     Sole Dispositive Power  18,255,622
Person With:      ------------------------------------------------------------
                        8.     Shared Dispositive Power  NOT APPLICABLE
------------------------------------------------------------------------------
   9.      Aggregate Amount Beneficially Owned by Each Reporting Person
           18,255,622

   10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

   11.     Percent of Class Represented by Amount in Row (11)  11.6%
------------------------------------------------------------------------------

   12.     Type of Reporting Person (See Instructions)  CO
------------------------------------------------------------------------------









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                               Page 2 of 4 pages
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ITEM 1.
      (a) Name of Issuer: Protherics PLC, a successor issuer to Therapeutic Antibodies Inc. under Rule 12g-3 of the Act, pursuant to a merger between a subsidiary of Proteus International plc and Therapeutic Antibodies Inc., effective September 15, 1999.
      (b) Address of Issuer's Principal Executive Offices: Beechfield House, Lyme Green Business Park, Macclesfield, Cheshire, England SK11 0JL

ITEM 2.
      (a)  Name of Person Filing:  Nomura International plc
      (b)  Address of Principal Business Office or, if none, Residence:
           1 St. Martin's-le-Grand, London EC1A 4NP
      (c)  Citizenship: Japan
      (d)  Title of Class of Securities:  Common Stock
      (e)  CUSIP Number: Not applicable.

ITEM 3.   Not Applicable

ITEM 4.    OWNERSHIP

      (a)  Amount beneficially owned: 18,255,622

      (b)  Percent of class: 11.6%

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote: 18,255,622

           (ii)  Shared power to vote or to direct the vote: Not applicable

           (iii) Sole power to dispose or to direct the disposition of:
                 18,255,622

           (iv) Shared power to dispose or to direct the disposition of: Not applicable

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


                               Page 3 of 4 pages
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ITEM 10.   CERTIFICATIONS

      (a)      Not applicable.

      (b)      Not applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             Feb. 8, 2000
                           ----------------------------------------------------
                                                  Date


                                           /s/ Andre Jarmolowicz
                           ----------------------------------------------------
                                                Signature


                           Andre Jarmolowicz, Compliance and Regulatory Affairs
                           ----------------------------------------------------
                                                Name/Title



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                               Page 4 of 4 pages